Exhibit 99.1

Contact:
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports First Quarter 2024 Financial Results and Provides Second Quarter Outlook

First Quarter 2024 and Other Highlights

●	Net loss of $76 million and EPS of negative $2.14
●	Adjusted EBITDA* of $45 million, including a $13 million favorable impact from net timing; Adjusted Net Loss* of $69 million
●

Cash used in operations of $66 million and capital expenditures of $16 million resulted in Free Cash Flow* of negative $82 million. First quarter Free Cash Flow* included a $61 million increase in trade working capital driven by seasonal factors and a more than 50% increase in styrene monomer prices

●

First quarter ending cash of $171 million, of which $5 million was restricted, with approximately $252 million of additional available liquidity under two undrawn, committed financing facilities with continued focus on cash management and liquidity

●	Extended the maturity date of the Accounts Receivable Securitization Facility by one year to November 2025, and expanded available borrowing capacity by $36 million quarter-over-quarter
●

Announced commencement of the sale process for the Company’s interest in Americas Styrenics, via the initiation of an ownership exit provision in the joint venture agreement, which is expected to lead to a definitive agreement in early 2025

●	Announced the potential closure of the virgin polycarbonate production site in Stade, Germany which, if approved, is expected to increase annual profitability by $15 million to $20 million compared to 2023

	Three Months Ended
	March 31,
$millions, except per share data	2024	2023
Net Sales	$904	$996
Net Loss	(76)	(49)
Diluted EPS ($)	(2.14)	(1.40)
Adjusted Net Loss*	(69)	(35)
Adjusted EPS ($)*	(1.94)	(1.01)
EBITDA*	38	29
Adjusted EBITDA*	45	36

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — May 8, 2024 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its first quarter 2024 financial results. Sales volumes excluding styrene-related sales were the highest since the third quarter of 2022 and the first year-over-year increase since the first quarter of 2022. Net sales in the first quarter decreased 9% versus prior year. Lower price, from the pass-through of lower raw material costs and pressure from weak polystyrene and ABS market conditions, led to a 7% decrease, while lower sales volumes, primarily from lower styrene-related sales following the closure of the Terneuzen, the Netherlands styrene facility, led to a 3% decrease.

First quarter net loss of $76 million was $27 million below prior year, reflecting higher interest and income tax expenses. Adjusted EBITDA of $45 million was $9 million above prior year. Higher margins in the current year and fixed cost under absorption in the prior year, both primarily in Engineered Materials, were partially offset by lower equity affiliate income due to the planned turnaround at Americas Styrenics. First quarter results included a favorable impact of $13 million from net timing.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “We were encouraged with how the first quarter progressed, as results improved steadily throughout the quarter. We believe destocking in some of our value chains has ended, as market tightness resulted in significant margin expansion in Engineered Materials and Americas Styrenics in March, and we see this continuing into the second quarter. While the first quarter working capital increase was expected, it was higher than what we’d attribute to seasonality due to significantly higher styrene costs. We believe this will reverse itself and release working capital in the third quarter.”

First Quarter Results and Commentary by Business Segment

Effective January 1, 2024, following the closure of the Terneuzen, the Netherlands styrene production facility, the Company will no longer report results under a Feedstocks reporting segment. Therefore, prior year results have been adjusted to show the historical results of the Feedstocks segment within the segments that consume styrene monomer in their end products; Latex Binders, Plastics Solutions and Polystyrene. This included styrene-related sales as well as styrene production profitability.

●	Engineered Materials net sales of $189 million for the quarter decreased 8% versus prior year including a 12% impact from lower price due to raw material pass-through, partially offset by a 3% impact from higher sales volume of PMMA resins and MMA. Adjusted EBITDA of $4 million, including an unfavorable net timing impact of $7 million, was $16 million above prior year primarily due to higher MMA-related margins, lower natural gas hedge losses, and fixed cost under absorption in the prior year.
●	Latex Binders net sales of $241 million for the quarter decreased 3% versus prior year including a 7% impact from lower price from the pass-through of lower raw material costs, partially offset by a 3% impact from higher volumes in paper and board applications. Adjusted EBITDA of $26 million was $2 million above prior year due to slightly higher volume and margin.
●	Plastics Solutions net sales of $266 million for the quarter were 12% below prior year including an 8% decrease from lower price due to weaker market conditions in ABS. Additionally, lower polycarbonate volumes resulted in a 4% decrease, which was partially offset by higher volume in PC compounds. Adjusted EBITDA of $23 million was $1 million below prior year as lower ABS margin was mostly offset by a favorable net timing variance from increasing styrene cost during the quarter.
●	Polystyrene net sales of $208 million for the quarter were 14% below prior year including a 3% impact from lower price and an 11% impact from lower sales volume. Weak market conditions in Europe led to lower polystyrene prices and sales volume, and the closure of the styrene production facility in Terneuzen, the Netherlands led to lower styrene-related sales volume. Adjusted EBITDA of $13 million was $4 million above prior year as polystyrene price and margin pressure was more than offset by a favorable net timing variance as well as lower fixed costs following the closure of the Terneuzen styrene plant.
●	Americas Styrenics Adjusted EBITDA of $6 million for the quarter was $12 million below prior year due to a planned turnaround at its largest styrene production facility in the current year.

2024 Outlook

●	Second quarter 2024 net loss of $53 million to $38 million
●	Second quarter 2024 Adjusted EBITDA of $60 million to $75 million

Commenting on the second quarter outlook, Bozich said, “We are seeing the positive earnings momentum from the end of the first quarter continue into the second quarter, including similar sales and margin levels to start the quarter. I am confident in a significant sequential profitability improvement as the turnaround at Americas Styrenics is behind us, and as we enter the seasonally stronger period for many of our building and construction applications. Additionally, there has been continued tightness in the styrene and MMA markets that is supportive of continued higher margins. We also expect a sequential free cash flow improvement from higher profitability and moderating styrene prices.”

Bozich continued, “As expected, we are seeing the financial benefits of our asset and cost optimization actions that we implemented over the past 18 months, and we continue to evaluate additional actions including the potential closure of the Stade, Germany virgin polycarbonate plant. Finally, while we had more than adequate access to liquidity to end the quarter and we are seeing positive earnings momentum, liquidity preservation remains our top priority.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2024 financial results on Thursday, May 9, 2024 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its first quarter 2024 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 9, 2025.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,100 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.7 billion in 2023. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives and to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit;increased energy costs; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$904.0	$996.3
Cost of sales	843.4	959.1
Gross profit	60.6	37.2
Selling, general and administrative expenses	70.1	84.7
Equity in earnings of unconsolidated affiliate	6.2	17.6
Impairment and other charges	—	0.3
Operating income (loss)	(3.3)	(30.2)
Interest expense, net	63.0	38.3
Other expense (income), net	3.8	(2.9)
Loss before income taxes	(70.1)	(65.6)
Provision for (benefit from) income taxes	5.4	(16.7)
Net loss	$(75.5)	$(48.9)
Weighted average shares- basic	35.3	35.0
Net loss per share- basic	$(2.14)	$(1.40)
Weighted average shares- diluted	35.3	35.0
Net loss per share- diluted	$(2.14)	$(1.40)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$166.4	$259.1
Accounts receivable, net of allowance	556.5	490.8
Inventories	431.2	404.7
Other current assets	42.6	39.5
Investments in unconsolidated affiliate	258.4	252.2
Property, plant, equipment, goodwill, and other intangible assets, net	1,354.8	1,401.4
Right-of-use assets - operating, net	60.7	65.3
Other long-term assets	118.8	116.2
Total assets	$2,989.4	$3,029.2
Liabilities and shareholders’ equity
Current liabilities	732.0	672.6
Long-term debt, net of unamortized deferred financing fees	2,276.7	2,277.6
Noncurrent lease liabilities - operating	47.5	51.7
Other noncurrent obligations	281.2	295.3
Shareholders’ equity	(348.0)	(268.0)
Total liabilities and shareholders’ equity	$2,989.4	$3,029.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities
Cash provided by (used in) operating activities	$(66.2)	$45.4

Cash flows from investing activities
Capital expenditures	(15.7)	(21.8)
Proceeds from the sale of businesses and other assets	4.7	—
Cash used in investing activities	(11.0)	(21.8)

Cash flows from financing activities
Deferred financing fees	0.4	—
Short-term borrowings, net	(3.7)	(2.7)
Dividends paid	(0.6)	(11.8)
Proceeds from exercise of option awards	—	0.1
Withholding taxes paid on restricted share units	—	(1.3)
Acquisition-related contingent consideration payment	(0.7)	(1.2)
Repurchases and repayments of long-term debt	(4.6)	(3.6)
Proceeds from Accounts Receivable Securitization Facility	30.0	—
Repayments of Accounts Receivable Securitization Facility	(30.0)	—
Cash used in by financing activities	(9.2)	(20.5)
Effect of exchange rates on cash	(3.2)	2.3
Net change in cash, cash equivalents, and restricted cash	(89.6)	5.4
Cash, cash equivalents, and restricted cash—beginning of period	261.1	211.7
Cash, cash equivalents, and restricted cash—end of period	$171.5	$217.1
Less: Restricted cash	5.1	—
Cash and cash equivalents—end of period	$166.4	$217.1

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended
	March 31,
(In millions)	2024	2023
Engineered Materials	$189.2	$206.2
Latex Binders	241.5	249.0
Plastics Solutions	265.7	300.3
Polystyrene	207.6	240.8
Americas Styrenics*	—	—
Total Net Sales	$904.0	$996.3

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2024	2023
Net loss	$(75.5)	$(48.9)
Interest expense, net	63.0	38.3
Provision for (benefit from) income taxes	5.4	(16.7)
Depreciation and amortization	45.0	56.0
EBITDA	$37.9	$28.7
Net gain on disposition of businesses and assets	(3.6)	—	Selling, general, and administrative expenses
Restructuring and other charges (a)	9.4	3.7	Selling, general, and administrative expenses
Asset impairment charges or write-offs	—	0.3	Impairment and other charges
Other items (b)	1.3	3.6	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$45.0	$36.3
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	45.0	36.3
Interest expense, net	63.0	38.3
Provision for (benefit from) income taxes - Adjusted (c)	4.2	(20.0)
Depreciation and amortization - Adjusted (d)	46.3	53.3
Adjusted Net Loss	$(68.5)	$(35.3)
Weighted average shares- diluted	35.3	35.0
Adjusted EPS	$(1.94)	$(1.01)

Adjusted EBITDA by Segment:
Engineered Materials	$4.3	$(11.7)
Latex Binders	25.7	24.0
Plastics Solutions	22.7	23.6
Polystyrene	12.6	8.9
Americas Styrenics	6.1	17.6
Corporate Unallocated	(26.4)	(26.1)
Adjusted EBITDA	$45.0	$36.3

(a)	Restructuring and other charges for the 2024 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset optimization and corporate restructuring plan. Restructuring and other charges for the 2023 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset restructuring plan.
(b)	Other items for the 2024 and 2023 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(c)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(d)	Amounts for the three months ended March 31, 2024 and 2023 excludes accelerated depreciation of $1.3 million and $2.7 million, respectively. The 2024 period charges are primarily related to the shortening of the useful life of certain assets related to the asset optimization and corporate restructuring plan. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan as well as charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the three months ended June 30, 2024. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Three Months Ended
June 30,
(In millions, except per share data)	2024
Adjusted EBITDA	$60 - 75
Interest expense, net	63
Provision for income taxes	4
Depreciation and amortization	46
Reconciling items to Adjusted EBITDA (e)	—
Net Loss from continuing operations	(53) - (38)
Reconciling items to Adjusted Net Loss (e)	—
Adjusted Net Loss	$(53) - (38)

Weighted average shares - diluted (f)	35.3
EPS from continuing operations - diluted ($)	$(1.50) - (1.08)
Adjusted EPS ($)	$(1.50) - (1.08)

(e)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted second quarter ended June 30, 2024, we have not included estimates for these items.

(f)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for second quarter 2024, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2024	2023
Cash provided by (used in) operating activities	$(66.2)	$45.4
Capital expenditures	(15.7)	(21.8)
Free Cash Flow	$(81.9)	$23.6